Exhibit 99.1

        Contacts:

        John Farr

        Chief Financial Officer

        800.287.4383

        investor.relations@pervasive.com

PERVASIVE SOFTWARE REPORTS RESULTS

FOR ITS FIRST QUARTER OF FISCAL YEAR 2006

AUSTIN, TEXAS – October 25, 2005 - Pervasive Software® Inc. (Nasdaq:PVSW), a global value leader in data infrastructure software, today announced financial results for the first fiscal quarter ending September 30, 2005. Revenue in the first quarter is within the range of guidance previously provided for the quarter in our press release dated July 26, 2005, while first quarter GAAP-basis diluted earnings per share is at the high end of the range of guidance previously provided for the quarter.

Revenue, as reported under generally accepted accounting principles (GAAP), was $11.7 million for the first quarter of fiscal year 2006, compared to $11.8 million for the first quarter of last fiscal year. Net income was $0.3 million, or $0.01 diluted earnings per share, for the first quarter, compared to net income of $0.8 million, or $0.03 diluted earnings per share, for the first quarter of last fiscal year. On a pro forma basis, as described below, Pervasive realized pro forma net income of $1.5 million, or $0.07 diluted earnings per share, in the first quarter of fiscal year 2006, compared to net income of $1.1 million, or $0.05 diluted earnings per share, in the first quarter of last fiscal year.

Pervasive began accounting for stock options in accordance with Financial Accounting Standards No. 123R, Share-Based Payment (“FAS 123R”), beginning on July 1, 2005, which means the quarter ending September 30, 2005 is the first quarter in which Pervasive has reflected expenses associated with stock options in its GAAP-basis income statement. GAAP-basis profitability includes amortization of purchased intangibles of approximately $0.3 million and, for the first time, stock option based compensation expense of approximately $0.9 million, together representing approximately $0.05 per share in the first quarter of fiscal year 2006.

Pervasive continued to generate positive cash flow from operations with $2.4 million in the first quarter of fiscal 2006, ending the quarter with $39.7 million in cash and marketable securities and no debt.

“We are pleased with the results we achieved in the September quarter, delivering revenue and profitability at the mid to high end of our expectations in the summer months,” said Dave Sikora, president and CEO, Pervasive Software. “Going forward, we’re focused on driving growth in our integration and open source database product lines, while maintaining healthy levels of revenue and customer satisfaction within our embedded database business. And, as always, we remain focused on the bottom line, a reflection of the thread of fiscal responsibility that drives our decision-making and underscores our view that earnings are the ultimate creator of shareholder value.”

Business Outlook

For the second fiscal quarter ending December 31, 2005, Pervasive expects revenue to be in the range of $11.5 million to $12.5 million and GAAP-basis diluted earnings per share of $0.00 to $0.03. GAAP-basis profitability is expected to include amortization of purchased intangibles of approximately $0.3 million and stock option based compensation expense of approximately $1.0 million, together representing approximately $0.05 per share in the second quarter of fiscal year 2006, resulting in pro forma diluted earnings per share, before amortization of purchased intangible and stock option based compensation expense, of approximately $0.05 to $0.08 compared to pro forma diluted earnings per share of $0.05 for the second quarter of fiscal year 2005.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP results include non-cash charges associated with the amortization of purchased intangibles and stock option based compensation expense. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5 P.M. Eastern time. The dial-in numbers for the call are 800.862.9098 or 785.424.1051. The conference ID is “PVSW”. The conference call may also be accessed live over the Web at http://www.pervasive.com/ircalendar. Check the site before the call for login information. A replay will be available from approximately 6 P.M. Eastern Tuesday, October 25, to midnight, Friday, November 4, by dialing 888.219.1262 or 402.220.4942, or for a longer period through Pervasive’s Web site.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the second quarter 2005 and the company’s strategy going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company’s business and financial results is included in Pervasive’s Form 10-K for the year ended June 30, 2005, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations (GAAP) (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30
	2005	2004
Revenues:
Product licenses	$8,856	$8,983
Services and other	2,834	2,801

Total revenue	11,690	11,784

Costs and expenses:
Cost of product licenses	573	512
Cost of services and other	1,451	1,392
Sales and marketing	5,041	5,398
Research and development	2,877	2,641
General and administrative	1,625	1,091

Total costs and expenses	11,567	11,034

Operating income	123	750

Interest and other income, net	259	84
Income tax provision	(50)	(46)

Net income	$332	$788

Diluted earnings per share:	$0.01	$0.03

Shares used in computing diluted earnings per share	22,536	23,622

(A)	See pro forma results of operations and related reconciliation to GAAP results for the three months ended September 30, 2005 and 2004, respectively, on a subsequent page of this release.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30, 2005			Three months ended September 30, 2004
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$8,856	$—	$8,856	$8,983	$—	$8,983
Services and other	2,834	—	2,834	2,801	—	2,801

Total revenue	11,690	—	11,690	11,784	—	11,784

Costs and expenses:
Cost of product licenses	573	(317)	256	512	(317)	195
Cost of services and other	1,451	(29)	1,422	1,392	—	1,392
Sales and marketing	5,041	(274)	4,767	5,398	—	5,398
Research and development	2,877	(162)	2,715	2,641	—	2,641
General and administrative	1,625	(405)	1,220	1,091	—	1,091

Total costs and expenses	11,567	(1,187)	10,380	11,034	(317)	10,717

Operating income	123	1,187	1,310	750	317	1,067

Interest and other income, net	259	—	259	84	—	84
Income tax provision	(50)	—	(50)	(46)	—	(46)

Net income	$332	$1,187	$1,519	$788	$317	$1,105

Diluted earnings per share:	$0.01		$0.07	$0.03		$0.05

Shares used in computing diluted earnings per share	22,536	735	23,271	23,622		23,622

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.
(B)	Pro forma adjustments consist of $0.3 million of purchased intangibles amortization in the quarters ending September 30, 2005 and 2004, and $0.9 million of stock based compensation expense for the quarter ending September 30, 2005 in accordance with Statement of Financial Accounting Standards No. 123R.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2005	June 30, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$39,655	$37,391
Trade accounts receivable, net	7,340	7,398
Prepaid expenses and other current assets	1,756	1,572

Total current assets	48,751	46,361

Property and equipment, net	2,266	2,422

Purchased technology, net	5,718	6,079
Goodwill	38,953	38,953
Other assets	391	390

Total assets	$96,079	$94,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,777	$5,781
Deferred revenue	5,336	5,681

Total current liabilities	12,113	11,462

Stockholders’ equity	83,966	82,743

Total liabilities and stockholders’ equity	$96,079	$94,205